Prospectus Supplement No. 5 to Prospectus dated November 24, 2021	Filed Pursuant to Rule 424(b)(3) Registration No. 333-261157

Li-Cycle Holdings Corp.

11,021,923 Common Shares

This Prospectus Supplement No. 5 supplements the Prospectus dated November 24, 2021 (the “Prospectus”) of Li-Cycle Holdings Corp., an Ontario corporation (“we” or the “Company”), that forms a part of the Company’s Registration Statement on Form F-1 (File No. 333-261157). This Prospectus Supplement No. 5 is being filed to update and supplement certain information contained in the Prospectus with the information contained in our Report of Foreign Private Issuer on Form 6-K filed with the Securities and Exchange Commission on January 20, 2022. This Prospectus Supplement No. 5 should be read in conjunction with the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in the section titled “Risk Factors” beginning on page 16 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 20, 2022

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of January, 2022.

Commission File Number 001-40733

LI-CYCLE HOLDINGS CORP.

Li-Cycle Holdings Corp.

207 Queen’s Quay West, Suite 590

Toronto, ON M5J 1A7

(877) 542-9253

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F  ☒             Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Exhibits

Exhibit Number	Exhibit Description

99.1	Press Release, dated January 20, 2022

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LI-CYCLE HOLDINGS CORP.

By:	/s/ Ajay Kochhar
Name:	Ajay Kochhar
Title:	Chief Executive Officer and Director

Date: January 20, 2022

Exhibit 99.1

Li-Cycle Appoints Richard Storrie as Regional President, Americas

Senior Executive to Lead the Company’s Operations, Commercial Development, and Growth Strategy in the Americas Region

Li-Cycle Aligns Organizational Structure to Support Global Growth Plans

TORONTO, Ontario (January 20, 2022) – Li-Cycle Holdings Corp. (NYSE: LICY) (“Li-Cycle” or “the Company”), an industry leader in lithium-ion battery resource recovery and the leading lithium-ion battery recycler in North America, today announced the appointment of Richard Storrie as Regional President, Americas. Mr. Storrie will oversee all of Li-Cycle’s recycling operations and commercial activities, as well as the execution of its growth strategy in the Americas region. He will start with the Company on Monday, January 24, 2022.

Li-Cycle also announced that it has adopted a new regional management structure to support the acceleration of the Company’s global growth plans. Under the new structure, regional presidents will oversee recycling operations, commercial activities, and business development activities in the Americas, Europe, Middle East and Africa (EMEA), and Asia-Pacific (APAC) regions.

Mr. Storrie brings more than 26 years of operational, technical, and strategic development experience in the metals and mining industry and possesses a deep understanding of the battery metals supply chain. Throughout his career, he has made significant contributions to advancing some of the most valuable mining assets in the world and developing multi-billion-dollar operations. Mr. Storrie will report to Li-Cycle’s President, CEO, and co-founder, Ajay Kochhar.

“We’re excited to welcome Richard to the Li-Cycle team as we continue to expand and reinforce our presence as the leading lithium-ion battery recycler in North America,” said Mr. Kochhar. “Richard has extensive experience working in the battery metals supply chain and will play an important role in supporting our ability to scale and meet the rapidly growing demand for lithium-ion battery recycling.”

“Li-Cycle is proving that lithium-ion battery recycling is a viable, sustainable complement to mining for critical battery-grade materials in the long term,” said Mr. Storrie. “I look forward to leveraging my extensive experience with scaling mining operations at Li-Cycle as the Company helps to solve an urgent global challenge – the need for an environmentally and economically sustainable lithium-ion battery recycling solution.”

Prior to joining Li-Cycle, Mr. Storrie served as President and Chief Operating Officer of the Diavik Diamond Mine, owned by Rio Tinto, one of the largest metals and mining corporations in the world. Throughout his 26 year tenure with Rio Tinto, Mr. Storrie has worked in its top tier open-pit and underground operations in several regions, including Rio Tinto’s multi-billion dollar Oyu Tolgoi copper mine in Mongolia. Mr. Storrie has worked with governmental, diplomatic, and industry leaders throughout his time at Rio Tinto, and was a member of the Rio Tinto EU Steering Committee, helping develop the company’s strategy within the European Union.

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Mr. Storrie served as an officer in the British Royal Marine Commandos and acquired an Honours degree in Mining Engineering from Newcastle University in the UK.

Additional Leadership Changes

In addition to appointing Mr. Storrie to the role of Regional President, Americas, Li-Cycle has promoted Dawei Li to the role of Regional President, APAC. Tim Johnston has assumed the role of interim Regional President, EMEA, and Kunal Phalpher has transitioned from the role of Chief Commercial Officer to Chief Strategy Officer of the Company.

Dawei Li – Regional President, APAC

Mr. Li has transitioned from his prior role as Li-Cycle’s Vice President, Asia to the new role of Regional President, APAC. In his new position, he will oversee the execution of Li-Cycle’s growth strategy in the Asia-Pacific region and will be responsible for Li-Cycle’s future operational and commercial teams in that region.

Tim Johnston – Interim Regional President, EMEA

Tim Johnston, Li-Cycle’s co-founder and Executive Chairman, has assumed the additional role of Interim Regional President, EMEA, as part of the Company’s new regional management structure. In this new role, he will oversee the execution of Li-Cycle’s growth strategy in the EMEA region and will be responsible for Li-Cycle’s future operational and commercial teams in that region.

Kunal Phalpher – Chief Strategy Officer

Mr. Phalpher has transitioned from his role as Li-Cycle’s Chief Commercial Officer to the new role of Chief Strategy Officer. In this new role, Mr. Phalpher will oversee Li-Cycle’s global customer relationships and its commercial development strategies.

About Li-Cycle Holdings Corp.

Li-Cycle (NYSE: LICY) is on a mission to leverage its innovative Spoke & Hub Technologies™ to provide a customer-centric, end-of-life solution for lithium-ion batteries, while creating a secondary supply of critical battery materials. Lithium-ion rechargeable batteries are increasingly powering our world in automotive, energy storage, consumer electronics, and other industrial and household applications. The world needs improved technology and supply chain innovations to better manage battery manufacturing waste and end-of-life batteries and to meet the rapidly growing demand for critical and scarce battery-grade raw materials through a closed-loop solution. For more information, visit https://li-cycle.com/.

CONTACTS

Investor Relations

Nahla A. Azmy

investors@li-cycle.com

Press

Sarah Miller

media@li-cycle.com

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Forward-Looking Statements

Certain statements contained in this communication may be considered “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the U.S. Securities Act of 1993, as amended, Section 21 of the U.S. Securities Exchange Act of 1934, as amended, and applicable Canadian securities laws. Forward-looking statements may generally be identified by the use of words such as “will”, “expect”, “plan”, “potential”, “future”, “continuing” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, although not all forward-looking statements contain such identifying words. Forward-looking statements may include, for example, statements about Li-Cycle’s planned expansion into the EMEA and APAC regions and the anticipated benefits thereof; the anticipated benefits of the Li-Cycle’s new regional management structure and leadership changes; the future financial performance of Li-Cycle; and the fulfillment of Li-Cycle’s obligations in relation to actual or proposed contractual negotiations with third parties in the EMEA and APAC regions. These statements are based on various assumptions, whether or not identified in this communication, which Li-Cycle believe are reasonable in the circumstances. There can be no assurance that such estimates or assumptions will prove to be correct and, as a result, actual results or events may differ materially from expectations expressed in or implied by the forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Li-Cycle, and are not guarantees of future performance. These and other risks and uncertainties related to Li-Cycle’s business are described in greater detail in the section entitled “Risk Factors” in its final prospectus dated August 10, 2021 filed with the Ontario Securities Commission in Canada and the Form 20-F filed with the U.S. Securities and Exchange Commission, and in other filings made by Li-Cycle with securities regulatory authorities. Because of these risks, uncertainties and assumptions, readers should not place undue reliance on these forward-looking statements. Actual results could differ materially from those contained in any forward-looking statement.

In addition, forward-looking statements contained in this communication reflect Li-Cycle’s expectations, plans or forecasts of future events and views as of the date of this communication. Li-Cycle anticipates that subsequent events and developments could cause Li-Cycle’s assessments, expectations, plans and forecasts to change. While Li-Cycle may elect to update these forward-looking statements at some point in the future, Li-Cycle has no intention and undertakes no obligation to do so, except as required by applicable laws. These forward-looking statements should not be relied upon as representing Li-Cycle’s assessments as of any date subsequent to the date of this communication. Li-Cycle’s forward-looking statements are expressly qualified in their entirety by this cautionary statement.

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